STANDARD SERVICE AGREEMENT


     Standard Service Agreement, dated  January 17, 1995, between
FREDERICK ATKINS, INCORPORATED, a New York corporation ("Atkins") and PEEBLES INC., a domestic corporation (the "Shareholder").


     WHEREAS,  Atkins  is  in   the  business  of  providing  its
shareholders with various merchandising services, all as more fully set forth herein; and

     WHEREAS,  the   Shareholder  is  or  desires   to  become  a
shareholder of Atkins subject to the terms and conditions set forth herein in order to avail itself of the merchandising services provided by Atkins; and

     WHEREAS,  Atkins  desires   to  provide  such  merchandising
services to the Shareholder.

     NOW, THEREFORE, Atkins and the Shareholder, intending to be legally bound, hereby agrees as follows:

                           ARTICLE ONE
                           DEFINITIONS


     1.01 Board of Directors shall mean the Board of Directors of Atkins.

     1.02 Class A Stock shall mean Class A stock of Atkins.

     1.03 Class B Stock shall mean Class B stock of Atkins.

     1.04 Director shall mean a member of the Board of Directors.

     1.05 Executive Committee shall mean the executive committee of the Board of Directors.

     1.06 Good Standing shall mean being current in all payments and obligations owing to Atkins, including, but not limited to:
Import Deposits, Past Due Deposits, purchases of Class A Stock and Class B Stock, the Standard Service Fee and all other expenses and charges owing to Atkins.

     1.07 Import Deposit shall mean such sum as is periodically determined by Atkins in its reasonable discretion that adequately protects Atkins for all non-domestic (located outside of the United States of America) purchases ordered, or to be ordered, by the Shareholder from Atkins or involving Atkins letters of credit, open account or otherwise.

     1.08 Import Deposit System shall mean that program pursuant to which the Shareholder must pay all required Import Deposits to Atkins.

     1.09 Net Sales shall be deemed to include all sales derived from any sources whatsoever, including owned departments, leased departments, cost departments, alterations, work rooms, contract departments, restaurants, employees' cafeterias, soda fountains, etc.; provided, however, that no net sales from leased departments aggregating more than ten percent (10%) of the Shareholder's total net sales for the annual period shall be included in net sales for fee determination purposes pursuant to Article Six hereof.

     1.10 Overseas Offices shall mean all offices and agencies of Atkins not located in the United States of America.

     1.11 Past Due Deposit shall mean an amount equal to one-hundred percent (100%) of the Shareholders's unpaid balance of Atkins invoices over thirty (30) days past due.

     1.12 Shareholder shall mean the undersigned, together with its affiliated entities set forth on Exhibit A hereto. Set forth in Exhibit B hereto is a list of all affiliated entities of the Shareholder not listed on Exhibit A hereto (including all entities controlled by, controlling or under common control with, the Shareholder). The Shareholder represents and warrants to Atkins that none of the affiliated entities listed on Exhibit B hereto (as the same may be amended from time to time) utilizes Atkins' services or receives any information or data disseminated by Atkins ("Distributed Information") and shall continue to refrain from using Atkins' services or receiving any Distributed Information until such time as the Shareholder notifies Atkins otherwise and Atkins consents to providing services and information to such affiliated entities. The Shareholder agrees to update each of Exhibit A and Exhibit B on or before January 1st of each year and upon the written request of Atkins.

     1.13 Standard Service  Fee shall mean  the fee set  forth in
Section 6.03 of this Agreement.


                           ARTICLE TWO

                        PURCHASE OF STOCK


     2.01 Purchase of Class A Stock. Atkins hereby agrees to sell, and the Shareholder hereby agrees to purchase, N/A shares of Class A Stock for a purchase price of $ N/A per share (the "Class A Purchase Price")*. The Shareholder acknowledges that the foregoing amount of Class A Stock to be purchased and the Class A Purchase Price was determined on the following basis: five (5) shares for each full $1,000,000 of the Shareholder's Net Sales for its year ending on or about the January 31st immediately prior to the date of this Agreement; Class A Purchase Price being the book value thereof as determined in the reasonable discretion of Atkins' auditors on the basis of assets represented by capital and surplus, excluding any goodwill that may be on Atkins' books, as of the close of Atkins' fiscal year immediately preceding that in which this Agreement is executed.

     2.02 Purchase of Class B Stock. Atkins agrees to sell, and the Shareholder agrees to purchase, N/A shares of Class B Stock for a purchase price of $1.00 per share*. The Shareholder acknowledges that the foregoing amount of Class B Stock was determined on the following basis; one (1) share of Class B Stock for each full $500,000 of the Shareholders' Net Sales for the year ending on or about the January 31st immediately prior to the date of this Agreement.

     2.03 Purchase of Additional Stock. Atkins agrees to sell, and the Shareholder agrees to purchase: (i) fifty (50) additional shares of Class A Stock and twenty (20) additional shares of Class B Stock if and when the Shareholder's annual Net Sales increase to a level which is $25 million per year in excess of the annual Net Sales for the year ended on or about January 31, 1989; and, thereafter, (ii) fifty (50) additional shares of Class A Stock and twenty (20) additional shares of Class B Stock at the end of each year during which the Shareholders' Net Sales have cumulatively increased by an additional $25 million. Such additional purchase or purchases of Class A Stock shall be made at a price per share based on the book value of Class A Stock, determined in accordance with Section 2.01 above, as of the close of Atkins' fiscal year immediately preceding the year in which such increase in the Shareholder's annual Net Sales occurs. The purchase price of the Class B Stock shall be $1.00 per share. The Shareholder shall not be required to purchase additional shares of either Class A Stock or Class B Stock after the Shareholder has given notice of termination of this Agreement pursuant to Section 9.01 hereof.

_____________________
*   See Addendum for existing shareholders.


     2.04 Payment For Additional Stock. The purchase price for such additional Class A Stock and Class B Stock shall be paid to Atkins not later than thirty (30) days after the date that the Shareholder's Net Sales for the year have been established.

     2.05 Maximum Stock  Purchase.    When  the  Shareholder  has
purchased a total of 1,200 shares of Class A Stock and 480 shares of Class B Stock, no additional purchases will be required.

     2.06 Delivery of Shareholder's Financial Statements. The Shareholder shall deliver to Atkins within ninety (90) days after the end of each of its fiscal years, a consolidated balance sheet and consolidated statements of income and stockholders' equity showing the financial condition of the Shareholder and its consolidated subsidiaries as at the close of such year and the results of operations during such year, all certified by independent public accountants of recognized standing and prepared in accordance with Generally Accepted Accounting Principles, together with a copy of the Shareholder's auditor's management letter, if any.

     2.07 Shareholder's Stock. The Shareholder hereby grants Atkins the right to set-off the value of any and all of the Shareholder's Class A Stock and Class B Stock at any time without notice against any debt or other obligation owed by the Shareholder to Atkins.


                          ARTICLE THREE
                             SERVICES


     3.01 Services to be  Rendered by Atkins.   Atkins agrees  to
furnish to the Shareholder all or such of the following available services as the Shareholder may reasonably request, provided that the Shareholder is in Good Standing:

     (a)  A   broad  range   of  information,   including  market
coverage,      fashion    reporting,   advertising    and   sales
promotion, marketing     and research, direct mail, personnel and
training;

     (b) Access to the full range of programs, services and functions carried on from time to time by Atkins and its related companies, including: (i) all programs of Frederick Worldwide Company, a division of Atkins; (ii) direct store import activities through Atkins; (iii) exchange of operating information with participating shareholders of Atkins through performance measurement statistics programs;
     (iv) United States or Overseas Offices or agents operated or used by Atkins; (v) catalogue and statement enclosure projects; and (vi) private label programs and use of Atkins' trademarks in this connection;

     (c)  Accompanying the  Shareholder's buyers in  the New York
     market  and   advising  them  regarding  buying   plans  and
     programs;

     (d)  The  placing of  individual  purchase  orders  for  the
account   of the Shareholder and reporting on the status thereof;
          and

     (e) Office space, which will be assigned to the Shareholder in the Atkins office for purposes of meetings, displays and buying needs of the Shareholder, together with access to Atkins' general office space and facilities.

     3.02 Availability of Services. During the term of this Agreement, subject to the Shareholder remaining in Good Standing, Atkins will make available to the Shareholder its full services as set forth in Section 3.01 herein on the same basis, or an equivalent alternative thereof.


                           ARTICLE FOUR

                   OVERSEAS OFFICES; PURCHASES;
                 SHAREHOLDER'S LETTERS OF CREDIT


     4.01 Use of Overseas Offices. The Shareholder agrees to commence use of Atkins' Overseas Offices within one (1) year after becoming a shareholder. If the Shareholder makes any direct import purchases without the assistance of Atkins, the Shareholder, unless it has given prior written notice to Atkins, shall exclusively use Atkins' Overseas agents for any and all such purchases.

     4.02 Use of Atkins' Letters of Credit/Open Account. The Shareholder agrees that when the Shareholder's own direct import purchases are handled through use of Atkins' letters of credit, open accounts or otherwise, with Atkins acting as the Shareholder's agent even though Atkins is the importer of record, the Shareholder will indemnify Atkins from any and all liabilities, losses, costs, damages, penalties and expenses of any kind, including reasonable attorneys' fees ("Indemnified Costs"), incurred by Atkins arising out of such import transaction or the use by anyone of such imported merchandise, except if such Indemnified Costs are incurred by Atkins as a result of Atkins' gross negligence or willful misconduct. The Shareholder agrees to pay to Atkins all such Indemnified Costs within ten (10) days of notice from Atkins requesting indemnification therefor.

     4.03 Required Letters of Credit. Atkins may, at any time and without any notice, refuse to accept any order for the purchase of domestic or imported goods placed by the Shareholder unless the Shareholder shall deliver to Atkins an irrevocable commercial letter of credit in favor of Atkins issued by a bank reasonably acceptable to Atkins in such amount as Atkins deems reasonably necessary to adequately protect Atkins for all purchases made or to be made by the Shareholder.


                           ARTICLE FIVE
                     POLICIES AND AMENDMENTS


     5.01 Policies. The Shareholder agrees to abide by Atkins' policies and procedures, as such may be amended from time to time, in its relationship with Atkins and with other shareholders of Atkins and to participate in Atkins' service-functions and activities in a manner consistent with loyal membership.

     5.02 Amendments. Except as to the Articles hereinafter specified, any provision of this Agreement may be amended or revised by: (i) a vote of a majority of the full Board of Directors or (ii) an affirmative vote of the holders of at least a majority of the total number of outstanding shares of Class B Stock entitled to vote, but only if any such amendment or revision by its terms is made effective as to all shareholders of Atkins covered by a Standard Service Agreement substantially similar to this Agreement. However, no amendment or revision conflicting with or superseding: (i) Article Nine (Termination);
(ii)  Article  Two (Purchase  of  Stock);  or (iii)  Article  Ten
(Restrictions on Stock; Repurchases by Atkins), shall become effective without the written consent of the Shareholder.


                           ARTICLE SIX
                               FEES

     6.01 Fees for Services. The Shareholder agrees to pay the Standard Service Fee to Atkins in payment of the services to be rendered to the Shareholder (and without regard to the extent to which the Shareholder calls upon Atkins for such services, if at all) based on the Shareholder's estimated Net Sales, adjusted for the actual current Net Sales, all as more particularly set forth below.

     6.02 Notification of Net Sales. Not later than February 15th of each year, the Shareholder shall notify Atkins of the Shareholder's estimated Net Sales for the annual period ending nearest to the 31st of the following January and of the Shareholder's actual Net Sales for the annual period ending nearest to the 31st of the immediately preceding January.

     6.03 Payment of Fee. Commencing in April of each year, the Shareholder shall pay Atkins a fee (the "Standard Service Fee") based on its current estimated Net Sales as determined in Section
6.02 above. The current Standard Service Fee schedule is set forth in Exhibit C annexed hereto and is subject to modification as set forth in Section 6.04. In the succeeding March, Atkins shall credit the Shareholder's account, or charge the Shareholder, for any amount required to conform the Standard
Service Fee to the Shareholder's actual Net Sales for the preceding annual period. The Shareholder shall pay its Standard Service Fee, computed as above provided, on or before the 10th day of each month, in equal installments (or, if the Shareholder is on a 4-5-4 calendar, on or before the 10th day after the end of each monthly period, in adjusted installments).

     6.04 Modification of Standard Service Fee. Notwithstanding anything in this Agreement, either the Board of Directors or the Executive Committee may, in its reasonable discretion, at any time or from time to time, increase or decrease the rate of the Standard Service Fee, either on a fixed basis or on a sliding scale, for all or such part of a fiscal year as it deems advisable, and Atkins shall in such event immediately notify each shareholder of such change and the effective date thereof.

     6.05 Termination in Event of Change of Standard Service Fee. If a new rate of Standard Service Fee becomes effective, a shareholder dissenting from the change shall be entitled to terminate this Agreement as provided in Article Nine. In such case the Shareholder shall continue to pay the Standard Service Fee at the rate in force prior to the new rate during the period provided in Article Nine.

     6.06 Standard   Service  Fee  for  Separate  Stores.    When
separate stores, in any, of the Shareholder are operated in a sufficiently autonomous manner so as to require, in the reasonable judgment of the Board of Directors, the performing of substantial separate services by Atkins for such stores, the Shareholder may be required by the Board of Directors to pay an amount, determined by the Board of Directors on an equitable basis, for any or all of such separate stores.

     6.07 Failure To Pay Standard Service Fee. If the Shareholder shall fail to pay the Standard Service Fee within ten
(10) days after the date it is due, Atkins may, in its reasonable discretion, cease providing any and all services to the Shareholder, including, but not limited to, those services set forth in Article Three of this Agreement, and such failure shall constitute grounds for termination of this Agreement by Atkins.


                          ARTICLE SEVEN

                             CHARGES


     7.01 Office Space. The Shareholder, in addition to the Standard Service Fee set forth in Article Six, will be charged for the office space assigned to it, the amount of such charge to be based on the current rate per square foot, plus electricity and yearly escalation charges for building operating costs and real estate taxes.

     7.02 Additional Services. Atkins may render to the Shareholder and to other Atkins' shareholders, at their request, certain services (including, but not limited to, some of those referred to in Section 3.01), of such kind and nature as may require an additional charge. The cost of such services shall be allocated and charged in whole or in part to the Shareholder and other participating shareholders, the manner of such allocation to be determined on an equitable basis in the reasonable judgment of the Board of Directors or the Executive Committee.

     7.03 Expenses. All expenses and charges incurred by Atkins for the account of the Shareholder, including, without limitation, communications charges, and any other expenses incurred at the request of the Shareholder, shall be paid by the Shareholder according to the terms shown on the invoices forwarded to the Shareholder.

     7.04 Failure to Pay Expenses and Charges. If the Shareholder shall fail to pay any expense or charges set forth in Sections 7.01, 7.02 and 7.03 when due, Atkins may, in its reasonable discretion, cease providing any and all services to the Shareholder, including, but not limited to, those services set forth in Article Three of this Agreement, and such failure shall constitute grounds for termination of this Agreement by Atkins.


                             ARTICLE EIGHT
                                DEPOSITS


     8.01 Import Deposit System. The Shareholder agrees to participate in the Import Deposit System and to make its full share of Import Deposits as determined periodically by Atkins, based on the ratio of the Shareholder's prior year import purchased through Atkins to the total import purchased therefrom of all shareholders, and, in the case of the Shareholder's first year, based on the current year's projection of import purchases.

     8.02 Past Due Invoice Deposit. The Shareholder agrees to pay all invoices of Atkins according to the terms shown on such invoices. If the Shareholder has an unpaid balance over thirty
(30) days past due, the Shareholder agrees to make a Past Due Deposit. The Shareholder agrees to adjust such Past Due Deposit as of the end of each month. In addition to the Shareholder's obligation to make a Past Due Deposit, interest equal to the prime rate plus one percent (1%) will be assessed on the shortfall of any Past Due Deposit which is not paid to Atkins within five (5) business days after Atkins requests payment of the Past Due Deposit. The Shareholder's failure to make the Past Due Deposit shall constitute grounds for termination of this Agreement by Atkins.

     8.03 No Offset. Any deposit under this Agreement may not be used by the Shareholder to offset amounts owed by the Shareholder to Atkins, but, subject to Section 8.04, excess Past Due Deposits will be returned to the Shareholder after the Shareholder remains current on all of its payments to Atkins for thirty (30) consecutive days.

     8.04 Security Interest. Shareholder hereby irrevocably grants Atkins a security interest in any and all such Import Deposits and Past Due Deposits and Atkins shall have the right to set-off any and all such Import Deposits and Past Due Deposits at any time without notice against debt owed by the Shareholder to Atkins.

     8.05 Failure to Pay Expenses and Charges. If the Shareholder shall fail to timely pay any and all Import Deports and/or Past Due Deposits when due, Atkins may, in its reasonable discretion, cease providing any and all services to the Shareholder, including, but not limited to, those services set forth in Article Three of this Agreement, and such failure shall constitute grounds for termination of this Agreement by Atkins.


                           ARTICLE NINE
                           TERMINATION

     9.01 Termination of Agreement. The Shareholder may terminate this Agreement at the end of any calendar month by giving at least 18 months prior written notice to Atkins, such notice to be deemed given only when delivered in person to an officer of Atkins or mailed by registered mail to Atkins (notwithstanding the provisions of Section 11.01). Except as otherwise provided in this Agreement, Atkins may terminate this Agreement on not less than ten (10) days' notice only: (a) by consent, whether or not given at a meeting, of at least 3/4ths of its entire Board of Directors; (b) if authorized by a vote of 2/3rds of its outstanding shares of Class B Stock entitled to vote; or (c) by consent, whether or not given at a meeting, of at least 3/4ths of the entire Executive Committee in the event that the Shareholder is not in Good Standing. In the event of notice of termination by either party, the Standard Service Fee of the Shareholder shall, from the date of such notice, be based on the actual Net Sales of the Shareholder for the 12-month period immediately prior to the date of such notice and shall continue to be due and payable for all months through and including the termination date, subject to Section 9.02. In the event of termination of this Agreement by either party, in addition to the payment of the Standard Service Fee, the Shareholder agrees to pay Atkins any and all obligations owing to Atkins for merchandise ordered but not yet received by the Shareholder within ten (10) days of request therefor by Atkins.

     9.02 Discontinuation   of  Full   Services.      Except   as
hereinafter provided, if the Board of Directors decides to discontinue availability of full services theretofore available to the Shareholder during the period between the giving of notice and the termination date, and the Shareholder is in a position to utilize such services, the Shareholder's continuing obligation to pay the monthly Standard Service Fee shall cease with the month in which the availability of such services is actually discontinued by Atkins, However, Atkins shall have no obligation to provide to the Shareholder (or any Director nominated by the Shareholder) which has given notice of termination, or which has been given notice of termination by Atkins, any performance measurement, expense, merchandise, sales, or other reports or statistics regarding the operations of Atkins, its shareholders or its vendors, and the discontinuance of the furnishing of such information shall not terminate the obligation of the Shareholder to pay Standard Service Fees as above provided for the 18-month period between the giving of notice and the termination date, nor shall the Shareholder have any obligation to furnish to Atkins during this period any reports regarding its operations.

     9.03 Failure to Pay the Standard Service Fee. Failure to pay the Standard Service Fee described in Section 9.01 on or before the tenth day of any month during the period between the date of notice of termination and the termination date shall make the remaining monthly Standard Service Fee payments become immediately due and payable to Atkins without notice.

     9.04 Merger or Consolidation. In the event that the Shareholder merges, consolidates, or is otherwise combined with one or more other shareholders, the 18-month termination fee, whether paid over such 18-month period or earlier, as well as all other obligations of the Shareholder, including, but not limited to, the domestic handling charge, shall continue to be due and payable and shall be the joint and several obligation of each such shareholder until paid in full. In connection with the calculation of fees for services under Article Six, the Net Sales of the Shareholder which is terminating shall not be added to the Net Sales of the Shareholder which is not terminating until the 18-month period has expired. Class A Stock and Class B Stock issued to the shareholder which is terminating this Agreement shall not be required to be repurchased by Atkins as provided in
Section 10.02 until the terminating shareholders' obligations to Atkins have been performed and/or paid in full.

     9.05 Merger or Consolidation and Deposits. In the event that the Shareholder merges, consolidates, or is otherwise combined with one or more other shareholders, each separate shareholder's Import Deposit, Past Due Deposit and book value of Class A Stock and Class B Stock, shall be available only for the account of the Shareholder and may not be used by any other shareholder. Notwithstanding the foregoing, upon receipt of notice of the intended merger, consolidation or other combination of the Shareholder with one or more other shareholders, Atkins shall have the right to set-off any such Import Deposit, Past Due Deposit and book value of Class A Stock and Class B Stock, without notice, against any debt owed by either the Shareholder or any other shareholder which merges, consolidates, or is otherwise combined with the Shareholder.


     9.06 Resignation From the Board of Directors. In the event that this Agreement is terminated, the Shareholder shall cause the Director nominated by the Shareholder to immediately submit his or her resignation as a member of the Board of Driectors.


                           ARTICLE TEN
           RESTRICTIONS ON STOCK; REPURCHASES BY ATKINS

     10.01 Restrictions on Stock. The Shareholder agrees that during the continuance of this Agreement, it will not voluntarily sell, pledge or otherwise dispose of any of its shares of Class A Stock and Class B Stock without the prior written consent of Atkins given pursuant to a resolution duly adopted by the Board of Directors.

     10.02  Repurchases of Stock by Atkins.  Both Atkins  and the
Shareholder agree that in the event of termination of this Agreement, the Shareholder will be deemed to have sold to Atkins the shares of Atkins stock held by the Shareholder, in the case of Class B Stock at $1.00 per share, and in the case of Class A Stock at the book value as determined by Atkins' auditors on the basis of assets represented by capital and surplus, excluding any goodwill that may be on Atkins' books, as of the close of the fiscal year within which the notice of termination has been given, less the amount of any indebtedness of the Shareholder to Atkins or any of its subsidiaries. To the extent not already done, the Shareholder's Class A Stock and Class B Stock will be tendered to Atkins duly endorsed at Atkins' office within thirty
(30)  days  after notice  of  termination  is given  pursuant  to
Section 9.01. Notwithstanding the foregoing, but subject to Atkins' right of set-off, Atkins shall not be required to pay for the Shareholder's Class A Stock and Class B Stock until all termination fees and other amounts owed by the Shareholder to Atkins have been paid in full.

     10.03 Certificates of Bear Legend. All certificates for shares of Atkins' Class A Stock and Class B Stock purchased or subscribed for by Atkins' shareholders shall bear endorsed thereon a reference to the restrictions upon transfer and the agreement to sell set forth in this Standard Service Agreement.

     10.04 Agreement to Vote With Respect to Repurchased Stock. The Shareholder agrees, so long as it remains a shareholder of Atkins, to take such action as a shareholder by vote, consent or otherwise, for reduction of the capital of the corporation or other measures which may be recommended by the Board of Directors, on advice of counsel, in order to enable Atkins legally to purchase or retire, upon the terms of the Standard
Service Agreement, the stock held by any shareholder whose Standard Service Agreement is terminated.


                          ARTICLE ELEVEN
                          MISCELLEANEOUS

     11.01 Notices. Unless otherwise expressly set forth herein, any and all notices permitted or required to be given hereunder shall be deemed duly given: (i) upon actual delivery, if delivery is by hand; or (ii) upon receipt by the transmitting party of answer-back or confirmation if delivery is by telex or telefax; or (iii) upon delivery into the United States mail if delivery is by postage paid registered or certified, return-receipt requested. Each such notice shall be sent to the respective party at the address indicated below or at any other address as the repective party may designate by notice delivered pursuant hereto:

     If to Atkins:

     Frederick Atkins, Incorporated
     1515 Broadway
     New York, New York 10036
     Attn: Chief Executive Officer

     Telecopier:  212-536-7369


     If to the Shareholder:

     Peebles Inc.
     One Peebles Street
     South Hill, Virginia 23970
     Attn: E. Randolph Lail
           Senior Vice President Finance
           Chief Financial Officer

     Telecopier:  804-447-2387

     11.02 Non-Waiver. No term or provision of this Agreement shall be deemed waived and no breach or default shall be deemed excused, unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. No consent by any party to, or waiver of, breach or default by the other, whether express or implied, shall constitute a consent to, waiver of, or excuse for any different or subsequest breach or default.

     11.03 Partial Invalidity. If any term or provision of this Agreement shall be found to be illegal or unenforceable, this Agreement shall remain in full force and effect and such term or provision shall be deemed to be deleted.

     11.04 Section Headings. The Article and Section headings used in this Agreement are for the convenience and reference of the parties only, and shall not be deemed a part of, or utilized in interpreting, this Agreement.

     11.05. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New
York.

     11.06.   Arbitration.    Any claim,  controversy or  dispute
arising out of or in connection with this Agreement or the performance of this Agreement shall be diligently negotiated by the parties to obtain a mutually agreeable solution. Notwithstanding the foregoing, if the parties cannot resolve any such claim, controversy or dispute within thirty (30) days, either party may submit the claim, controversy or dispute to a panel of three (3) arbitrators in New York, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The determination of the arbitration panel will be binding upon the parties and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. Both Atkins and the Shareholder shall bear their own expenses associated with any arbitration action and subsequent confirmation of the arbitration award, provided, however, that any and all costs imposed by the American Arbitration Association shall be borne equally by Atkins and the Shareholder.

     11.07 Confidentially. The Shareholder acknowledges and agrees that its relationship with Atkins may involve access to confidential and/or proprietary information related to Atkins and/or one or more shareholders of Atkins. The Shareholder agrees that during the time period while the Agreement is in effect and at all times thereafter, including following termination, the Shareholder will not disclose any information related to Atkins or any other shareholder that is treated by Atkins as confidential and/or proprietary or reasonably believed by the Shareholder to be confidential and/or proprietary. With respect to the foregoing, the Shareholder hereby irrevocably agrees that any and all information provided to the Shareholder from Atkins or from any other shareholder, which is in any way related to any shareholder of Atkins is deemed to be confidential material subject to the non-disclosure requirements of this Section.

     11.08 Bankruptcy. The Shareholder acknowledges and agrees that this Agreement constitutes a "financial accommodation" by Atkins to the Shareholder as such term is used under Section 365 of the United States Bankruptcy Code (the "Code"). Further, Atkins reserves the right to terminate this Agreement if the Shareholder files for protection under the Code.

     11.09 Costs and Expenses Related to Enforcement. The Shareholder agrees to reimburse Atkins for any and all reasonable attorneys' fees incurred by or on behalf of Atkins in obtaining the Shareholder's compliance with any and all provisions of this Agreement.

     11.10   Complete Agreement.   This Agreement  supersedes any
Stand Service Agreement and any amendment thereto previously executed by the parties thereto.

     IN WITNESS WHEREOF,the parties have caused this Agreement to be executed by their duly authorized officers or representative as of the date set forth above.


                    FREDERICK ATKINS, INCORPORATED



                    by:    /s/ Bernard Olsoff
                    Name:  Bernard Olsoff
                    Title: President and Chief Executive Officer


                    PEEBLES INC.


                    by:    /s/ Michael F. Moorman
                    Name:  Michael F. Moorman
                    Title: Chairman and Chief Executive Officer



                            ADDENDUM


     2.01 Current Holdings of Class A Stock. The Shareholder has previously purchased 470 shares of Classs A Stock for a purchase price previously agreed upon.

     2.02   Current  Holdings of Class B Stock.   The Shareholder
has previously purchased 189 shares of Class B Stock for a purchase price of $1.00 per share.



                          Exhibit A


         List of Shareholder-Affiliated Entities Included




                               NONE




                            Exhibit B



         List of Shareholder-Affiliated Entities Excluded




                             NONE




                            EXHIBIT C


                       SERVICE FEE SCHEDULE



                                             Maximun Per Category


First $ 20 million sales volume @ $2.70 per thousand = $ 54,000

Next $ 30 million sales volume  @ $2.60 per thousand = $ 78,000

Next $ 50 million sales voulme  @ $1.60 per thousand - $ 80,000

Next $100 million sales volume  @ $1.10 per thousand = $ 110,000

Next $600 million sales volume  @ $ .60 per thousand = $ 360,000

Over $800 million sales voulme  @ $ .30 per thousand =     -



Plus: $10,000 per buying staff when applicable.